As filed with the Securities and Exchange Commission on February 22, 2023

Registration No. 333-249949

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-249949

UNDER THE SECURITIES ACT OF 1933

Paya Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2199433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Perimeter Center North, Suite 600

Atlanta, Georgia 30346

(800) 261-0240

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Melinda Doster

General Counsel and Secretary

Paya Holdings Inc.

303 Perimeter Center North, Suite 600

Atlanta, Georgia 30346

(800) 261-0240

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer Lee

Sophia Hudson, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) relates to the following registration statement on Form S-3 (the “Registration Statement”), (as converted pursuant to Post-Effective Amendment No. 1 to Form S-1 on Form S-3 ( “Post-Effective Amendment No. 1”), filed with Securities and Exchange Commission (the “SEC”) on July 7, 2022) filed by Paya Holdings Inc., a Delaware corporation (the “Company”), with the SEC:

●	Registration No. 333-249949, filed with the SEC on November 6, 2020, registering (i) 17,715,000 shares of common stock of the Company, $0.001 par value per share (“Common Stock”), upon the exercise of warrants (“Warrants”), and (ii) the resale from time to time, by the selling securityholders named in the prospectus forming part of the Registration Statement (the “Selling Stockholders”) of (i) up to 102,359,084 shares of Common Stock, consisting of 87,894,084 shares of Common Stock, 465,000 shares of Common Stock issuable upon the exercise of Warrants and up to 14,000,000 shares of Common Stock to be issued if certain threshold price conditions are met and (ii) 465,000 Warrants. Post-Effective Amendment No. 1 removed from the Registration Statement (i) all shares of Common Stock to be issued by the Company upon the exercise of Warrants, (ii) all shares of Common Stock for resale by the Selling Stockholders issuable upon the exercise of Warrants, (iii) all Warrants for resale by the Selling Stockholders, and (iv) 10,000,000 shares of Common Stock that were sold by Selling Stockholders under a separate registration statement

On February 22, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 8, 2023 (the “Merger Agreement”), by and among the Registrant, Nuvei Corporation, a corporation incorporated pursuant to the laws of Canada (“Parent”), and Pinnacle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement and, in accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, hereby terminates the effectiveness of the Registration Statement, and removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 2, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Country of Canada, on February 22, 2023.

PAYA HOLDINGS INC.

By:	/s/ David Schwartz
Name:	David Schwartz
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 2.

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